                                                                    Exhibit 21.1

                         Subsidiaries of Universe2U Inc.

1418276 Ontario Inc. incorporated in Ontario.
Universe2U Canada Inc., incorporated in Ontario.
CableTec Communications Inc., incorporated in Ontario.
Universe2U Right-of-ways Agency Inc., incorporated in Delaware.
Coastal Network Services Inc., incorporated in Delaware.
Coastal Networks Inc., incorporated in Nevada.
MultiLink Network Services Inc., incorporated in Delaware.
MultiLink Networks Inc., incorporated in Nevada.
T-E Realty & Right-of-Way Agency, L.L.C., incorporated in Michigan (49% ownership).


The follow subsidiaries were merged into Universe2U Canada Inc. Jan. 1, 2002:

Fiber Optics Corporation of Canada Inc., incorporated in Ontario.
Canadian Cable Consultants Inc., incorporated in Ontario.
Photonics Engineering & Design, Inc., incorporated in Ontario.